Foreign Trade Agreement
Agreement #: PE_071005
Date: 2007-10-11
Signing Location: Shanghai

Party A: Isofoton
Address: Parque Tecnologico de Andalucia Severo Ochoa, 50
    29590-Malaga
Tel: +34 951 233 500
Fax: +34 951 233 212

Party B: Perfectenergy (Shanghai) Co., Ltd.
Address: #479 Youdong road, Minhang District, Xinzhuang Village,
    Zip 201100
    Shanghai, China
Tel: +86 21 54880958
Fax: +86 21 54888243

Party A and B agree to execute the agreement according to the following terms:

Partial Processing Material (Provided by Isofoton)

Finished Product Diagram

Export Finished Product (Provided by Perfectenergy (Shanghai) Co. Ltd.)

1.	Product Specification: ISF-190/16
According to the Isofoton design, Isofoton shall provide 156mmX156mm monocrystalline cell film, connecting cable box (including cables) and product labels. Perfectenergy shall process, laminate and seal layers, install cable connecting box and frame, and packages into finished product.

2.	Quantity and Shipment Date:
Shipment Date	Quantity
Nov. 13, 2007	5,000
Nov. 27, 2007	3,800

3.	Processing Cost: $ 0.73 USD /Watt CIF Malaga
Finished Product Power: 190 Watt (Composed of 54 cell films)
Finished Product Price: $ 138.70 USD (= $0.73 USD/W * 190W)
Total Price: $ 1,220,560.00 USD

4.	Payment Method: 100% irrevocable L/C 30 days from October 28th, 2007.

5.	Warranty: 5 years. Diminishing power is not included in the warranty.

6.	Production Wastage : 1% ( not including possible breakage upon arrival)
Cell films that are delivered to Party B’s warehouse shall be inspected by Party B. If there is breakage in unopened package, the package shall be shipped back to Party A. Party A shall retain ownership right to cell films that have not be processed.

7.	Technology Standard
•	Designed by Isofoton
•	Quality inspection draft
•	Quality report of each finished product
•	Index number requested by Isofoton
•	Sample provided by Isofoton

8.	Consumable Material
Raw materials to be provided by Party B include tempered glass, EVA and TPT, etc. Details of raw material specification are listed on the material consuming record.

9.	Quality
According to Party A’s request, the finished product shall have the following standard: IEC 61215, TUV safety class II. Technical file shall be provided with the product per Party A’s request.

10.	Import/export trading company information of Party B:
Company Name: Shanghai Yongjiu Import Export Trade Co., Ltd.
Address: #832 Huamu Road, 5th floor, Shanghai 201204, China
Tel: +86 21 50596905
Bank: Standard Chartered Bank, Shanghai branch
Bank address: #161 Lujiazhui Dong Road, Pudong, Shanghai 200120, China
Account #: 8029260143
Banking Code: SCBL CNSX SHA

All shipment to Party A shall be provided by Party B’s import/export trading company.

11.	Packaging
Packaging shall be done according to ocean transportation requirement. The product shall be packaged in a 40 inch container on a pallet. The container shall be moisture-proof, antirust, anticorrosive and shockproof.

12.	Port of Shipment:
Shanghai, China

13.	Destination:
Malaga, Spain

14.	Insurance will be provided by Party B.

15.	Transportation will be provided by Party B.

16.	Quality/Quantity Dispute
When the buyer makes a claim for damages, the claim must be made within 30 days after the product’s arrival at the destination port if the claim is quality related. The claim must be made within 15 days after the product’s arrival at the destination port if the claim is quantity related. The seller shall not responsible for any product damage claim made against insurance company, shipping carrier, other transportation company or postal services.
Differences on quantity/charges are allowed if it falls within ± 5%. This can be adjusted by shipping additional products at a later date or by reducing the export charges.

17.	Force Majeure
If the agreement can not be carried out or can not be carried out in a timely manner due to an unpredictable, unavoidable and unpreventable event, the party that suffers from such force majeure event may elect not to fulfill its contractual obligation or not to extend the term of the agreement. The other party has no right to demand damage compensation. Force majeure events include natural disasters such as earthquake, tsunami, typhoon, snow storm, fire, drought, flooding, etc., and man-made events such as war, strike and government order.
When such event happens, the party that suffers from the event must inform the other party within 3 days of occurrence. If the event continues for more than 7 days, both parties shall discuss how to fulfill the affected shipment or stop the shipment. Within 4 weeks of the event, if both parties can not reach an agreement through discussion, any party has the right to terminate the agreement, and each party shall bear its own loss. This shall not preclude the possibility of further demand for damage compensation.

18.	Arbitration
In the course of carrying out this agreement, any dispute shall be resolved through friendly negotiation of the parties. If the dispute can not be resolved through negotiation, they can submit the dispute to China International Economic and Trade Arbitration Commission (CIETAC). CIETAC’s decision regarding the dispute shall be final and binding on both parties. The losing party shall be responsible for the cost of arbitration.

19.	Agreement text and wording
Each shipment includes the following document:
•	Original Receipt/Invoice with signature and stamp
•	Packing list
•	Product testing data that has been sent out via e-mail in excel file format before shipment.
•	Bill of Lading (B/L)

Party A:	Party B: Perfectenergy (Shanghai) Co., Ltd

(Company Seal)	(Company Seal)